Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

June 28, 2010	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS SIGNING OF ASSET PURCHASE AGREEMENT

Hilo, Hawaii - - ML Macadamia Orchards, L.P. (OTCQX: NNUT) announced today that it signed an Asset Purchase Agreement with IASCO (Seller) to purchase from Seller, certain real property and all improvements thereon, and all furniture, fixtures, equipment and inventory used in connection with the farming operations of IASCO for twelve million five hundred thousand dollars.  The real property consists of approximately 4,843 acres of land in the Ka’u district of the Island of Hawaii which includes approximately 1,100 acres of macadamia nut tree orchards, of which 900 acres are actively farmed, approximately 2,750 acres of undeveloped lava rock land (the “Option Parcel”) and other miscellaneous property.  The purchase also includes a well site, related pumps and engines, and in-field irrigation system for approximately 80% of the macadamia orchards.  The real property will be transferred subject to two lease agreements and one license agreement under which all macadamia nuts produced in the orchards must be sold to and are required to be purchased by Mauna Loa Macadamia Nut Corporation. The agreements are long term agreements which expire in 2028, 2078 and 2080, respectively. At the current time, the Buyer provides farming services to the Seller for the orchards being purchased under standard nut farming agreements.

A condition precedent to the closing of the Asset Purchase Agreement is that the Partnership obtains a commitment for financing for this acquisition by June 28, 2010.  The Partnership believes it can satisfy the financing commitment condition in a timely manner.  The closing of the purchase is subject to normal closing conditions and is currently scheduled for July 15, 2010.

The Asset Purchase Agreement includes a three year option allowing Seller to reacquire the Option Parcel for one million dollars.  If the Option Parcel is reacquired and sold by the Seller the first five hundred thousand dollars in excess of the one million dollar option exercise price will be retained by the Seller with any amount in excess of one million five hundred thousand dollars being split equally between Buyer and Seller.  If the option is sold by the Seller, it will receive the first five hundred thousand dollars from such sale and the balance of the sales price of the option will be split equally by Buyer and Seller.  If the option is not exercised within a three year period the option expires.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,190 acres of orchards on the island of Hawaii.

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